Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Third Coast Bancshares, Inc. of our report dated March 16, 2022 relating to the consolidated financial statements of Third Coast Bancshares, Inc., which appears in the Annual Report on Form 10-K of Third Coast Bancshares, Inc. for the year ended December 31, 2021.

/s/ Whitley Penn, LLP

Dallas, Texas

July 1, 2022